EXHIBIT 23(a)

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-92283 and 333-60062 of Duke Capital Corporation on Form S-3 of our report dated March 12, 2003 (June 30, 2003 as to Note 19) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” on January 1, 2001, the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” on January 1, 2002 and the revision described in Note 19), appearing in this Annual Report on Form 10-K of Duke Capital Corporation for the year ended December 31, 2002.

/s/    DELOITTE & TOUCHE LLP

Deloitte & Touche LLP

Charlotte, North Carolina

June 30, 2003